Exhibit 99.1

Armstrong World Industries Board of Directors Elects New Members

LANCASTER, Pa., September 23, 2009 – The Board of Directors of Armstrong World Industries, Inc. (NYSE: AWI) announced the election of four new members, David Bonderman, Kevin R. Burns, James C. Melville and Edward E. Steiner, to fill Board vacancies resulting from previously announced resignations. None of the new members is expected to be appointed to a Board committee.

In accordance with the August 28, 2009 Shareholders’ Agreement between Armor TPG Holdings LLC (“Armor TPG”) and the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”), Armor TPG nominated Messrs. Bonderman and Burns, and the Trust nominated Messrs. Melville and Steiner.

David Bonderman is a founding partner of TPG. TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. Mr. Bonderman graduated Magna Cum Laude from Harvard Law School in 1966. He is a 1963 graduate of the University of Washington in Seattle.

Kevin Burns has been a Partner in the Operations Group of TPG since 2003. In March 2008 he became the Partner in Charge of TPG’s Manufacturing/Industry Sector. Prior to joining TPG, he served as Executive Vice President and Chief Materials Officer of Solectron Corporation from 1998 to 2003. Mr. Burns received a B.S. in Mechanical and Metallurgical Engineering (cum laude) from The University of Connecticut and received an MBA from the Wharton School of Business.

James Melville is a member of the Minneapolis based law firm of Kaplan, Strangis and Kaplan, P.A. where he has practiced in the corporate, governance, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., he practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville received a BSB and a MBA from the University of Minnesota and a JD Degree from the William Mitchell College of Law.

Edward Steiner has been a partner at Keating Muething & Klekamp since 1993 in the business representation and transactions practice group. Prior to joining Keating Muething & Klekamp, he was a partner at Taft, Stettinius & Hollister from 1990 to 1993. Mr. Steiner received a BA from the University of Virginia, a MA from Johns Hopkins University and a JD from Yale University, College of Law.

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Contacts

Beth Riley, bariley@armstrong.com

Investors:	(717) 396-6354
News media:	(866) 321-6677

Forward Looking Statement

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2008, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 37 plants in nine countries and has approximately 11,200 employees worldwide. For more information, visit www.armstrong.com.

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